Ex-2a

SCHEDULE 2.16

CALCULATION
OF
ESTIMATED MERGER CONSIDERATION
AND
MERGER CONSIDERATION
(INCLUDING T. F. JAMES COMPANY, INC. AND WESTLAKE LIQUORS, INC.)

	Estimated Merger Consideration 1/31/03	Merger Consideration	Difference (+) (-)
Additions to Merger Consideration (from Page 2)	$71,641,725	$	$
Subtractions from Merger Consideration (from Page 3)	37,732,004
	33,909,721
Estimated Merger Consideration "Cushion"	(350,000)1	-0-
Estimated Merger Consideration/ Merger Consideration	$33,559,721	$	$

Preparation Standards

  The figures herein include the consolidated financial data of T. F. James Company and Westlake Liquors, Inc.

  The standards by which this calculation shall be made are set forth in Section 2.16 of the Merger Agreement and this Schedule (including the methodology used for the Estimated Merger Consideration agreed to by the Parties).

  The Merger Consideration figures and calculation shall be based on the 1/31/03 audit of the consolidated financial statements of the Company, adjusted by the directives of Section 2.16 of the Agreement.

  Detail schedules will be prepared to support the summary financial figures set forth on Pages 2 and 3 of this Schedule.
Footnote 1 – The "Cushion" is to be used only for the calculation of Estimated Merger Consideration.  It will not be utilized for the calculation of the Merger Consideration.

SCHEDULE 2.16
(Continued)

CALCULATION
OF
ESTIMATED MERGER CONSIDERATION
AND
MERGER CONSIDERATION
(INCLUDING T. F. JAMES COMPANY, INC. AND WESTLAKE LIQUORS, INC.)

Additions to Merger Consideration (Assets)	Estimated Merger Consideration 1/31/03	Merger Consideration1	Difference (+) (-)
Cash and Cash Equivalents	$357,336	$	$
Cash in Escrow	151,547
Accounts Receivable, less Allowance for doubtful Accounts	120,000
Rents Receivable	50,112
Income Taxes Receivable	-0-
Other Receivables	239,727
Inventory	110,000
Prepaid Insurance	14,883
Rental Real Estate	67,135,0002	67,135,0002	-0-
Real Estate Development in Progress	2,760,0002	2,760,0002	-0-
Other Property and Equipment (Excluding Westlake Liquors and Transportation Equipment)	300,0002	300,0002	-0-
Other Property and Equipment (Westlake Liquors, excluding Transportation Equipment)	50,0002	50,0002	-0-
Ripley, Tennessee Property	250,0002	250,0002	-0-
Pre-Closing Lakeville Property Improvements	52,9452	52,9452
Transportation Equipment (Autos)	50,1752	50,1752	-0-
Total Additions to Merger Consideration (A)	$71,641,725	$	$

____________________________

1/ See supporting detail Schedules attached.

2/ These amounts are agreed upon by the parties, notwithstanding non-compliance with the GAAP standards and presentation in T. F. James' consolidated financial statements.

SCHEDULE 2.16
(Continued)

CALCULATION
OF
ESTIMATED MERGER CONSIDERATION
AND
MERGER CONSIDERATION
(INCLUDING T. F. JAMES COMPANY, INC. AND WESTLAKE LIQUORS, INC.)

Subtractions to Merger Consideration (Liabilities)	Estimated Merger Consideration 1/31/03	Merger Consideration1	Difference (+) (-)
Notes Payable	$932,832	$	$
Accounts Payable	832,451
Accrued Employee Bonus Compensation	450,000	450,000	-0-
Accrued Real Property Taxes	153,704
Accrued Interest Payable	218,938
Payable to Related Party	-0-
Rents Received in Advance	75,635
Equity Loan	3,169,588
Annuity Payable	-0-
Long-Term Debt	31,898,856
Total Subtractions from Merger Consideration	$37,732,004	$	$

____________________________

1/ See supporting detail Schedules attached.